Exhibit 5.1

July 29, 2026

[Sullivan & Cromwell LLP Letterhead]

To: Haleon plc

1st Floor, Building 5

The Heights

Weybridge

Surrey

KT13 0NY

United Kingdom (“Haleon”)

Ladies and Gentlemen:

Re:	Haleon plc - Registration Statement on Form F-3 Exhibit 5.1

1.	Introduction

We have acted as advisers as to matters of English law to Haleon, a public limited liability company incorporated under the laws of England and Wales, Haleon US Capital LLC (the “US Issuer”), a Delaware limited liability company, and Haleon UK Capital plc (the “UK Issuer”), a public limited liability company incorporated under the laws of England and Wales, in each case in connection with the registration statement on Form F-3 to which this opinion letter is attached as an exhibit (the “Registration Statement”), filed by Haleon, the US Issuer and the UK Issuer with the United States Securities and Exchange Commission (the “SEC”), pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the establishment of a shelf registration for the purposes of registering under the Securities Act (i) debt securities which may be issued from time to time by the US Issuer or the UK Issuer, including notes, debentures and/or other evidences of indebtedness denominated in United States dollars or any other currency (together, the “Debt Securities”), together with Haleon’s unconditional and irrevocable guarantee of any such Debt Securities (the “Guarantee”), and (ii) ordinary shares with a nominal value of 1 pence per share of Haleon (the “Ordinary Shares”), which may be offered from time to time under the Registration Statement (the “Offer Shares”), either directly or in the form of American Depositary Shares.

2.	Documents

For the purposes of this opinion, we have examined only the following documents:

(1)	a copy the Registration Statement filed under the Securities Act on July 29 2026 (the “Registration Statement”);

(2)	a copy of the form of indenture to be entered into between the US Issuer, the UK Issuer, Haleon and Deutsche Bank Trust Company Americas as trustee, under which Debt Securities of the US Issuer or the UK Issuer are to be issued (the “Indenture”);

(3)	a copy of the form of guarantee of Haleon under which the Debt Securities will be guaranteed by Haleon plc (the “Guarantee”);

(4)	copies of Haleon’s Certificate of Incorporation dated 20 October 2021, Haleon’s Certificate of re-registration dated 23 February 2022 and Haleon’s Certificate of Incorporation on Change of Name dated 28 February 2022;

(5)	a copy of the Articles of Association of Haleon in force as at 29 July 2026;

(6)	an extract of the resolutions of the board of directors of Haleon approving (i) the amendments to the Haleon Treasury Policies and (ii) the renewal of the existing Treasury Operational Delegation of Authority and the related power of attorney for a further 24-month period, dated 29 July 2025;

(7)	copies of the UK Issuer’s Certificate of Incorporation dated 28 June 2021 and the UK Issuer’s Certificate of Incorporation on Change of Name dated 17 March 2023;

(8)	a copy of the Articles of Association of the UK Issuer in force as at 29 July 2026;

(9)	an extract of the resolutions of the board of directors of the UK Issuer authorising the execution and delivery of and performance of obligations under the Principal Documents, the execution and delivery of and performance of obligations under, when issued, the Debt Securities, dated 29 July 2026;

(10)	a certificate issued to us by the Company Secretary of Haleon dated 29 July 2026, certifying Haleon’s Articles of Association and the relevant approvals (the “Haleon Secretary’s Certificate”); and

(11)	a certificate issued to us by the Company Secretary of the UK Issuer dated 29 July 2026, certifying the UK Issuer’s Articles of Association and the relevant approvals (together with Haleon Secretary’s Certificate, the “Secretaries’ Certificates”).

In this opinion, the Indenture and the Guarantee, are collectively referred to as the “Principal Documents” and each as a “Principal Document”.

3.	Searches and Enquiries

For the purposes of this opinion, we have made the following searches and enquiries:

(A)	a search against the entries and filings shown in respect of each of (i) Haleon and (ii) the UK Issuer on the Companies House online service “Companies House Direct” on 29 July 2026 which revealed no order or resolution for the winding up of Haleon or the UK Issuer and no notice of the appointment of a receiver or administrator in relation to Haleon or the UK Issuer and no striking off notice under section 1002A of the Companies Act 2006, (we are assuming that there has been no change of this position since the time and date the search was made) (the “Companies House Search”); and

(B)	a telephone enquiry of the Central Registry of Winding-up Petitions made at 10:09 a.m. (London time) on 29 July 2026 which revealed no record of the presentation of any petition for the winding up of either Haleon or the UK Issuer (we are assuming that there has been no change of this position since the time and date the search was made) (the “Winding-up Enquiry”).

4.	Opinions

Upon the basis of our examination of the documents listed in section 2 (Documents) (the “Documents”), the searches conducted under section 3 (Searches and Enquiries) above and such questions of law as we have considered necessary or appropriate for the purposes of this opinion, and subject to the qualifications and assumptions set out below, it is our opinion that:

(1)	Haleon is incorporated under the Companies Act 2006, as a public company limited by shares and is validly existing;

(2)	The UK Issuer is incorporated under the Companies Act 2006, as a public company limited by shares and is validly existing;

(3)	Haleon has the power and authority under its articles of association to enter into and perform its obligations under the Indenture and, upon issuance, the Guarantee;

(4)	The UK Issuer has the power and authority under its articles of association to enter into and perform its obligations under the Principal Documents, and, upon issuance, the Debt Securities;

(5)	The Companies House Search and Winding-up Enquiry revealed no application, petition, order or resolution for the administration or winding-up of Haleon and the UK Issuer and revealed no notice of, or intention to appoint, a receiver or administrator;

(6)	The execution and delivery of the Principal Documents and the performance of Haleon’s obligations thereunder (in accordance with the terms of the relevant Principal Documents) and, when issued, the Guarantee have been duly authorised by all necessary corporate action on the part of Haleon;

(7)	The execution and delivery of the Principal Documents and the performance of the UK Issuer’s obligations thereunder (in accordance with the terms of the relevant Principal Documents) and, when issued, the Debt Securities have been duly authorised by all necessary corporate action on the part of the UK Issuer;

(8)	The execution and delivery of the Principal Documents and, when issued, the Debt Securities and the performance of Haleon’s and the UK Issuer’s obligations thereunder (in accordance with the terms of the relevant Principal Documents) and the consummation of the transactions contemplated by the Principal Documents will not (i) result in any violation of the provisions of the respective articles of association or (ii) result in the violation of any law or statute of England and Wales of general application that, in our experience, is normally applicable to matters like the Principal Documents;

(9)	When the Offer Shares are issued and delivered against full payment therefor as contemplated in the Registration Statement and any supplement thereto and in compliance with Haleon’s articles of association and so as not to violate any applicable law or regulation and upon the entry of the names of the appropriate persons in Haleon’s register of members, such Offer Shares will have been validly issued and fully paid up and no further contributions in respect of such Offer Shares will be required to be made to Haleon by the holders thereof, by reason solely of their being such holders.

5.	Qualifications

This Opinion is subject to the following qualifications:

(a)	The Companies House Search is not capable of revealing conclusively whether or not:

(i)	a winding-up order has been made or a resolution passed for the winding up of a company; or

(ii)	an administration order has been made in respect of a company;

(iii)	a receiver, administrative receiver, administrator or liquidator has been appointed in respect of a company; or

(iv)	a court order has been made under the Cross Border Insolvency Regulations 2006, or

(v)	the Registrar of Companies has exercised its powers under section 1002A of the Companies Act 2006, to strike off the English Obligor’s name from the Register of Companies at Companies House,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the electronic records of the relevant company immediately;

(b)	The Winding-up Enquiry relates only to a compulsory winding up and is not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the record of the Central Registry of Winding-up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made. We have not made enquiries of any County Court as to whether any petition for the appointment of an administrator has been presented to, or any administration order has been made by, such County Court against the relevant companies.

(c)	We express no opinion as to the due authorisation, execution and delivery by Haleon or the UK Issuer under any agreement or document entered into by Haleon or the UK Issuer, other than the Principal Documents or, when issued, the Debt Securities;

(d)	We express no opinion as to whether the execution, delivery and performance by Haleon or the UK Issuer of the Principal Documents or, when issued, the Debt Securities would conflict with or result in a breach of or constitute a default under any agreement, deed, instrument or other document to which either is a party;

(e)	The parties’ rights are subject to all applicable laws relating to bankruptcy, insolvency, liquidation, reorganisations, arrangements, moratoria or similar laws affecting the rights of creditors generally. However, we express no opinion as to bankruptcy, insolvency, reorganisation, moratorium, special resolution regimes for banks and other financial institutions and similar laws of general applicability relating to or affecting creditors’ rights provided that, insofar as performance by Haleon or the UK Issuer of their respective obligations under the Principal Documents is concerned, we express no opinion as to bankruptcy, insolvency, reorganisation, moratorium and similar laws of general applicability relating to or affecting creditors’ rights;

(f)	An English court will not apply New York law if:

(i)	if it is not pleaded and proved; or

(ii)	to do so would be contrary to English public policy or mandatory rules of English law; or

(iii)	to do so would give effect to a foreign penal, revenue or other public law;

(g)	In our opinion under English law there is doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the United States federal or State securities laws;

(h)	Any provision in any agreement or deed which involves an indemnity for the costs of litigation is subject to the discretion of the court to decide whether and to what extent a party to litigation should be awarded costs incurred in connection with such litigation;

(i)	We express no opinion on whether specific performance, injunctive relief or any other form of equitable remedy would be available in an English court in respect of any obligation of Haleon or the UK Issuer under or in respect of the Principal Documents or, when issued, the Debt Securities;

(j)	Where any obligations of any person are to be performed in a jurisdiction outside England, an English court may have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance;

(k)	If any payment is required to be made, or act to be performed in England or Wales on a common law or statutory bank holiday, a party may not be compelled by legal process to make that payment, or perform that act, on that day;

(l)	An English court is able, where the amount of a claim is denominated in a currency other than sterling, to give judgment in that other currency, as a matter of current procedural practice and at its own discretion. However, no opinion is provided as to whether the English courts would do so in proceedings brought under the Principal Documents or, when issued, the Debt Securities;

(m)	Enforcement of obligations may be invalidated by reason of fraud;

(n)	The enforcement of obligations may be limited or excluded by the provisions of the Human Rights Act 1998.

6.	Limitations

We express no opinion as to the validity, legally binding nature or enforceability of the obligations of any person under the Principal Documents.

This opinion is limited solely to English law in force as at the date of this opinion, and this opinion and any non-contractual obligations arising out of or in connection with it is governed by, and construed in accordance with, English law. We express no opinion as to the effect of the laws of any jurisdiction other than the laws of England as currently applied by the English courts. In particular, we have made no investigation of the federal or state laws of the United States of America or any other jurisdiction and do not express or imply any opinion on them. We express no opinion as to UK tax law or HM Revenue & Customs’ published practice, nor do we express any opinion as to the tax laws, regulation or practice in any other jurisdiction.

No opinion is expressed on matters of fact.

We have not been responsible for investigating or verifying the accuracy of the facts or the accuracy of any of the representations and warranties as to matters of fact (including statements of foreign law), or the reasonableness of any statements of opinion or intention, contained in or relevant to any document referred to in this opinion or that no material fact has been omitted from such documents.

We express no opinion as to the compliance or otherwise with (i) any financial or other limitations on borrowings or covenants applicable to Haleon or the UK Issuer under their respective articles of association or otherwise, or (ii) any limitations on the aggregate principal amount of the Debt Securities which may be issued by the UK Issuer and guaranteed by Haleon.

Further, we express no opinion on whether the execution, delivery and performance by Haleon or the UK Issuer of the Principal Documents would conflict with or result in a breach of or constitute a default under any agreement, deed, instrument or other document to which Haleon or the UK Issuer is a party.

This opinion is addressed to you and is solely for your benefit for the purposes of the Registration Statement to be filed under the Securities Act and may not be relied upon by any other person or be used for any other purpose without our prior written consent. We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Sullivan & Cromwell LLP under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Yours faithfully,

/s/ Sullivan & Cromwell LLP

SULLIVAN & CROMWELL LLP

Schedule 1: Assumptions

For the purposes of this opinion, we have with your agreement assumed:

(a)	The conformity to originals of all the Documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail versions and examined by us for the purposes of our opinion and the genuineness of all signatures, stamps and seals on, and the authenticity, accuracy and completeness of all documents submitted to us whether as originals or copies.

(b)	That the parties to the Documents have complied with the procedures for counterpart signature and delivery of each Document as set out in the Law Society Practice Note: "Execution of documents by virtual means" (16 February 2010) and that such parties have validly authorised the attachment of their respective signature pages to the final text.

(c)	In any case where the legal adviser of a party to any Document has attached and released the signature page of such party’s counterpart of such Document that such legal adviser had all necessary authority from such party to do so.

(d)	That each of the statements contained in the Secretaries’ Certificates is true and correct as at the date hereof.

(e)	Where any of the Documents has been executed using a method of execution which requires a witness, that the witness was physically present with the signatory and could see the signatory signing the relevant document.

(f)	Where any of the Documents have been executed using an electronic signature, including a qualified electronic signature or an advanced electronic signature (as such terms are defined in Regulation (EU) No 910/2014 dated 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market (which forms part of UK law under the EUWA, (the “Assimilated EIDAS Regulation”), then:

(i)	the methods of verifying the identity of the signatory prescribed by, or agreed with, the electronic signature service provider (the “Service Provider”) (or any delegate of the Service Provider) have been complied with; and

(ii)	where the method of verification involves the provision of an access code given to the signatory by the Service Provider, that the access code has not been shared with or used by a third party.

(g)	That where a Service Provider including a Qualified Trust Service Provider (as defined in the Assimilated EIDAS Regulation) has provided a certificate validating an electronic signature, then:

(i)               where such certificate has been issued subject to terms and conditions containing prerequisites or conditions, the prerequisites or conditions, have been satisfied or do not otherwise invalidate the signature; and

(ii)              the certificate has not been revoked or withdrawn.

(h)	That, where a document has been examined by us in draft, in agreed form or in specimen form, it will be or has been executed in the form of that draft, agreed form or specimen form.

(i)	That the information revealed by the Companies House Search (i) was accurate in all respects and has not since the time of such searches been altered, and (ii) was complete and included all relevant information which had been properly submitted to the Registrar of Companies.

(j)	That the information revealed by the Winding-up Enquiry was accurate in all respects and has not since the time of such enquiry been altered.

(k)	That each party, other than Haleon and the UK Issuer, to the Documents, has the requisite power and capacity to execute, deliver and perform its obligations under the Documents and that such execution, delivery and performance has been duly authorised by all appropriate corporate, constitutional or other action.

(l)	That the Documents have been duly authorised, executed and delivered by each of the parties thereto in accordance with all applicable laws (other than, in the case of Haleon plc and the UK Issuer, the laws of England).

(m)	That each party to the Documents has obtained any consent or authorisation (including exchange control or similar approvals) required under any applicable laws (other than, in the case of Haleon and the UK Issuer, the laws of England) in connection with the execution of, and performance of its obligations under, the Documents to which it is a party.

(n)	That the execution and delivery of the Principal Documents to which it is a party and the performance of its obligations thereunder will promote the success of Haleon and the UK Issuer for the benefit of their respective members as a whole.

(o)	That the directors of Haleon, in authorising the filing of the Registration Statement and execution of the Documents (including the Guarantee) and any issue and offer of Offer Shares from time to time as contemplated by the Registration Statement, exercised or will exercise (as applicable) their powers in accordance with their duties under all applicable laws and the articles of association of Haleon.

(p)	That the directors of the UK Issuer in authorising the execution and delivery of and performance of obligations under the Principal Documents and, when issued, the Debt Securities, have exercised and will exercise (as applicable) their powers in accordance with their duties under all applicable laws and the articles of association of the UK Issuer, as applicable, in force at the applicable time.

(q)	That, in respect of any offer of Offer Shares from time to time as contemplated by the Registration Statement, (i) such Offer Shares will have been duly created and the directors of Haleon will have been granted the necessary authority to issue the relevant Offer Shares and that the issue and/or offer of any such Offer Shares is in the best interests of Haleon and will promote the success of Haleon for the benefit of its members as a whole; (ii) any such issue and/or offer will not be subject to any pre-emptive or other rights of the holders of issued shares of Haleon except where such rights have been validly disapplied; and (iii) such issue and/or offer of Offer Shares will comply with Haleon’s articles of association and will not violate any applicable law or regulation.

(r)	That the Debt Securities of a particular issuance will, upon issue, be duly authorised, executed, issued, authenticated and delivered by the US Issuer or the UK Issuer and will be offered and sold in accordance with the provisions of the relevant Principal Documents and as described in the Registration Statement and there will be no provision in any supplement relating to the Debt Securities or any other document which would affect the content of this opinion.

(s)	That no law of any jurisdiction outside England would render the execution, delivery, or performance of the terms of the Principal Documents or, when issued, the Debt Securities illegal or ineffective and that, insofar as any obligation under the Principal Documents or the Debt Securities falls to be performed in any jurisdiction other than England, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction.

(t)	That the Documents and, when issued, the Debt Securities and the Guarantee, constitute legal, valid, binding and enforceable obligations of each of the parties thereto under all applicable laws including the laws of the United States and the laws of the State of New York by which they are expressed to be governed, that satisfactory evidence of the laws of the United States and the State of New York, which is required to be pleaded and proved as a fact in any proceedings before the English Courts, could be so pleaded and proved; and that insofar as the laws or regulations of any other jurisdiction may be relevant to: (i) the obligations or rights of any of the parties under the Documents; or (ii) any of the transactions contemplated by the Documents, such laws and regulations do not prohibit, and are not inconsistent with, the entering into and performance of any of such obligations, rights or transactions.

(u)	That each person dealing with Haleon or the UK Issuer in connection with the Debt Securities or the Offer Shares who is carrying on or purporting to carry on any regulated activity (within the meaning of section 19 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) in the United Kingdom is an authorised person permitted to carry on that regulated activity or an exempt person in respect of that regulated activity under FSMA and that any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of the Debt Securities or the Offer Shares has only been and will only be communicated or caused to be communicated in circumstances in which section 21(1) of the FSMA does not apply to Haleon or the UK Issuer.

(v)	That no circumstances have arisen requiring the submission and publication of a prospectus (or a supplementary prospectus) in accordance with the FCA’s Prospectus Rules: Admission to Trading and Prospectus Rules sourcebook.

(w)	That the Documents have not been amended, terminated, rescinded or varied, that there has been no breach of any of its provisions by any of the parties thereto which would affect the opinions expressed in this opinion, and that the Documents are not affected in any way by any relevant provisions of any other document or agreement or any course of dealings between the parties thereto.

(x)	That there are no other facts which are or may be relevant to this opinion which have not been disclosed to us in relation to our giving this opinion.

(y)	That there has been no fraud, bad faith, coercion, duress, misrepresentation or undue influence with respect to matters connected with any of the Documents.

(z)	That each of the Documents has been entered into for bona fide commercial reasons and on arm’s length terms by each of the parties thereto.

(aa)	That the Documents were delivered by the parties and are not subject to any escrow or other similar arrangement.

(bb)	That the parties to each of the Documents have complied (and will continue to comply) with all applicable anti-terrorism, anti-corruption, anti-money laundering, sanctions and human rights laws and regulations, and that performance and enforcement of each of the Documents is, and will continue to be, consistent with all such laws and regulations.